Exhibit 16.1

Malone & Bailey, PC
Houston, Texas

November 5, 2007

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

We are the former independent auditors of Pediatric Prosthetics, Inc. (the “Company”).  We have read the Company’s current report on Form 8-K, dated on or around November 5, 2007, and are in agreement with the statements regarding our firm as included in item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas